Exhibit 99.1

Cord Blood America Announces Preliminary Proxy Filing and Details Why a "YES" Vote to Increase Authorized Shares Is Requested

LAS VEGAS, January 23, 2015 /PRNewswire/ -- Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company")  filed a Preliminary Proxy Statement, Schedule 14A, with the U.S. Securities & Exchange Commission (www.sec.gov) today, and provides an update for shareholders detailing why a "YES" vote to increase the number of authorized shares is requested.

Dear Shareholders,

As we reflect upon the 2014 fiscal year that recently concluded, we take pride in the operational performance we have accomplished through the first nine months as well as the transformation the Company has undergone since May of 2012.  During this time period, the Company has:

●	Taken no outside financing for working capital purposes since March 2012 (cash flow positive for 9 consecutive quarters);

●	Divested itself and eliminated investment in unprofitable foreign entities;

●	Launched three new service offerings, diversifying revenues while contributing to its long-term recurring revenue growth;

●	Received its AABB Accreditation;

●	Invested in a multi-functional platform of technology which should provide for a predominately “paperless” operation by mid-year 2015.

Looking ahead, we know the legacy issue of the convertible note debt has been a burden on the Company’s capital structure, directly impacting shareholder value.  In a major milestone to eliminate this burden on the Company, we recently announced, on December 23, 2014, the settlement of the litigation with Tonaquint and St. George.

Now the work begins on eliminating the remaining debt of the Company.  What I want to emphasize with this proposed increase is that it is not being put forth to be used as the primary or expected vehicle to reduce the remaining debt through the issuance of common stock to Tonaquint.  If this was the plan, the increase we seek would have to be much larger to ensure that we could pay off the entire amount, including interest using common stock issuances.  Our history indicates that full consideration must be given to the discount to market price per share on the convertible feature per the note, and the impact of the constant dilution through the issuance of common stock which typically drives the share price down from pre-issuance prices.   Additionally, it is important to note that even though the Company can designate certain amounts as eligible for conversion to common stock by Tonquint, the conversion of shares is then an option held solely by Tonaquint, and not that of the Company.

We also understand that additional evidence is sometimes needed to those external to the Company that adds support to our statements, thus we can announce today that the Company has already made cash payments in December 2014 and January 2015 of $100,000 each, to begin the process of paying off the Company’s remaining debt obligation.  These payments are applied to the April 17, 2015 and May 17, 2015 installments due.  While we make no assurances that the monthly payments in cash produced by the Company’s operations will be sufficient to fully fund the ongoing debt obligation, the Company believes that it can continue to generate cash to be used at least in part to retire the debt, rather than paying the total amounts in common stock.  We saw evidence of this in the third quarter of 2014 where revenues increased by 25% year over year, with a large contributor to this increase being the continued growth of the Company’s tissue related procurement services.

Running parallel to the day-to-day performance of the Company, management continues to evaluate additional options as it moves forward with its repayment of the debt.  This requested increase in the number of authorized shares may be needed as we explore other alternatives to retire the debt and/or daily operations do not produce the requisite cash.  Additionally, management, along with a significant portion of the employees, have agreed to receive common stock in lieu of cash for 2014 operational bonuses and 2015 wage increases.   This dedicated group of employees understands the importance of the Company retaining its cash in connection to its efforts to reduce its debt, plus have confidence in the long-term potential of the Company.   Retention and the commitment of this team, who have been instrumental in the Company’s progress to date, remain critical to long-term success.

We again ask you, our shareholders, to support management in this measure and vote “Yes” on the proposals set for vote at the April 10, 2015 special shareholder’s meeting.   There has been a significant amount of work done to position the Company for the future, and management believes the elimination of the remaining debt obligation opens new opportunities for increased growth and shareholder value.

“Never” is a word I will not use as I go about the future direction of CBAI.  However, I do want to state that we are confident that this increase in the authorized shares is sufficient to provide the flexibility required to retire the remaining debt of the Company, and seize upon the Company’s prospects for the foreseeable future.

Sincerely,

Joseph R. Vicente
Chairman and President

About Cord Blood America

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:

Cameron Donahue

Hayden IR

(651) 653-1854

cameron@haydenir.com